Exhibit 21.1
                                                                    ------------

                         SUBSIDIARIES OF THE REGISTRANT



WARWICK COMMUNITY BANCORP, INC. - owns 100% of the capital stock of The Warwick Savings Bank and 99.75% of the capital stock of The Towne Center Bank.

THE WARWICK SAVINGS BANK - owns 100% of the following subsidiary corporations:

               1.     WSB Financial Services, Inc. (New York)
               2.     Warsave Development Corp. (New York)
               3.     The Towne Center Mortgage Company, Inc. (New Jersey)

and 100% of the outstanding common stock, and 86.96% of the outstanding preferred stock, of WSB Funding Corp. (Delaware).